As filed with the Securities and Exchange Commission on March     ,2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

XENONICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	84-1433854
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
(760) 438-4004
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Naughton
Chief Executive Officer
Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
(760) 438-4004
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Marc Brown
Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1269
     Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed maximum
Title of each class of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered	share(1)	price(1)	registration fee(1)
Common stock, par value $0.001	2,487,500(2)	$2.80	$6,952,563	$213.44

(1)	The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and low prices of the Common Stock on February 26, 2007, as reported on the American Stock Exchange.

(2)	Of these shares, 1,382,500 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold pursuant to this prospectus until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH     , 2007
PROSPECTUS
XENONICS HOLDINGS, INC.
2,487,500 Shares of Common Stock
     This prospectus relates to the sale of up to 1,105,000 shares of our currently outstanding shares of common stock owned by some of our stockholders and 1,382,500 shares of our common stock issuable upon the exercise of common stock purchase warrants held by some of our stockholders. For a list of the selling stockholders, see “Selling Stockholders.”
     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.
     Our common stock is traded under the symbol “XNN” on the American Stock Exchange. On February 26, 2007, the last reported sales price of our common stock on the American Stock Exchange was $2.77 per share.
     The shares included in this prospectus may be offered and sold directly by the selling stockholders in the public market or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers, and at prevailing market prices or at privately negotiated prices. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.
     Our principal executive offices are located at 2236 Rutherford Road, Suite 123, Carlsbad, California 92008, and our telephone number is (760) 438-4004.
     An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully review the “Risk Factors” which begin on page 4 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is _______, 2007.

     You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the information under the heading “Risk Factors,” before making an investment decision.
     Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Xenonics Holdings, Inc., a Nevada corporation formerly known as Digital Home Theater Systems, Inc. (“DHTS”), and, unless the context indicates otherwise, also includes our subsidiary, Xenonics, Inc., a Delaware corporation.
     We own the following registered trademarks: NightHunter® and Xenonics®. The Company also has a pending trademark for SuperVision. Every other trademark, trade name or service mark discussed in this prospectus belongs to its respective holder.
Our Company
     We are a technology pioneer in the design, manufacture, and marketing of night vision, ultra high–intensity portable illumination products, and next generation products designed for the low light environment.
     Our core product line consists of lightweight long-range illumination products used in a wide variety of applications by the military, law enforcement, security, search and rescue and, to a lesser extent, in commercial markets. We hold several patents for our technology platform, which applies high efficiency dimmable electronic ballast circuitry and precision optics to xenon light to produce an illumination device that delivers improved performance over current technologies.
     We market our illumination products under the NightHunter brand name. The NightHunter series of products is produced in a variety of configurations to suit specific customer needs. These include compact hand-held systems for foot-borne personnel and stabilized systems for airborne, vehicular and shipboard use. These NightHunter illumination systems are used for reconnaissance, surveillance, search and rescue, physical security, target identification and navigation. The systems allow the user to illuminate an area, an object or a target with visible or non-visible light, and to improve visibility through many types of obscurants such as smoke, haze and most types of fog.
     The NightHunter product line is primarily used by government agencies and militaries. Current customers include all branches of the United States Armed Forces, Border Patrol, Secret Service, Coast Guard, California Highway Patrol, DEA, and several state and local agencies.
     Xenonics recently launched its’ newest product, our SuperVision™ night vision device, following an intensive two year development effort. SuperVision is a hand-held, lightweight digital viewing system that uses a sophisticated CCD sensor and digital signal processor to transform ambient light that is invisible to the naked eye into a sharp and clear image on a high resolution display.
     In January 2007 we signed a licensing and marketing agreement with the National Rifle Association of America, an organization legendary for the trust and support it enjoys among its more than four million members.
     In February 2007, Xenonics was awarded a U.S. patent with 33 claims covering the technology that underlies SuperVision’s advanced digital low-light viewing system. International patents are pending.
     By the end of February 2007, approximately 40 independent sales reps had agreed to represent SuperVision, and we already had received our first sizeable order — a $1.7 million order from a distributor of premium-grade products for the shooting sports market.
     The SuperVision product line is initially being sold into the commercial market including hunting, marine, premium retail, and international. We will also leverage our distribution with the military and government agencies and expect SuperVision to do very well in these markets.

Corporate Structure
     We conduct all of our operations through our subsidiary, Xenonics, Inc. On July 23, 2003, Digital Home Theater Systems, Inc. acquired in a reorganization all of the issued and outstanding shares of Xenonics, Inc.’s common stock in exchange for 8,750,000 shares of our common stock, and we changed our name from Digital Home Theater Systems, Inc. to Xenonics Holdings, Inc. The transaction was accounted for as a reorganization of Xenonics, Inc. with the issuance of stock for cash. For accounting purposes, Xenonics, Inc. was treated as the acquirer and, as such, its historical financial statements will continue and are incorporated by reference into this prospectus.
     In addition, we exchanged all of the then-outstanding options to purchase stock in Xenonics, Inc. for options to purchase our stock (at the same price then in effect, but with different terms), and exchanged 95% of the warrants to purchase stock in Xenonics, Inc. (one warrant to purchase 135,000 shares of Xenonics, Inc. common stock remained outstanding), for warrants to purchase our stock (with modified terms and a higher exercise price). On December 14, 2004, the holder of the remaining warrant to purchase shares of Xenonics, Inc. partially exercised his warrant and purchased 125,000 shares of Xenonics, Inc. As a result, we currently own approximately 98.6% of the issued and outstanding capital stock of Xenonics, Inc.
     Between 1999 and the time of the transaction described in the preceding two paragraphs, Digital Home Theater Systems engaged in no business activity or operations. The sole officer and director of the company formerly known as Digital Home Theater Systems, Inc. resigned and was replaced by the officers and directors of Xenonics, Inc.
     Our principal operations and executive offices are located at 2236 Rutherford Road, Suite 123, Carlsbad, California 92008, and our telephone number is (760) 438-4004. We also maintain a website at www.xenonics.com. The information on our website is not, and you must not consider such information to be, a part of this prospectus.

The Offering

Common stock offered by the selling stockholders	2,487,500 shares, consisting of 1,105,000 outstanding shares owned by the selling stockholders and 1,382,500 shares issuable to certain selling stockholders upon exercise of outstanding warrants.

Common stock currently outstanding	18,264,175 shares (1)

Common stock to be outstanding after the offering, assuming no exercise of the warrants	18,264,175 shares (1)

Common stock to be outstanding after the offering, assuming the exercise of the 1,382,500 warrants	19,646,675 shares (1)

American Stock Exchange Symbol	XNN

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4.

(1)	In addition to these outstanding shares of common stock and the 1,382,500 warrant shares listed above, as of February 2, 2007, there were outstanding options to purchase 1,851,000 shares of our common stock (with exercise prices ranging from $0.25 per share to $6.00 per share), and warrants to purchase 1,934,668 shares of our common stock (with exercise prices ranging from $0.60 per share to $8.00 per share).

RISK FACTORS
     An investment in our common stock is subject to a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and business prospects could be materially and adversely affected. In such event, the trading price of our common stock would likely decline and you might lose all or part of your investment.
Risks Related to Our Business
We have a limited operating history, which makes it difficult for investors to evaluate our business prospects.
     While we have been developing high illumination products since 1997, we have generated material sales only since March 2003. As a result, we have a very limited operating history for investors to consider in evaluating an investment in our common stock.
Fluctuations in our quarterly and annual operating results make it difficult to assure future positive cash flows from operations.
     For the most recent fiscal year ended September 30, 2006, we posted a net loss of $1,488,000 on sales of $4,833,000, compared to a net loss of $5,004,000 on revenues of $4,434,000 for the year ended September 30, 2005. For the year ended September 30, 2004, Xenonics recorded net income of $1,476,000 on revenues of $11,927,000. Prior to the fiscal year ended September 30, 2004, we experienced losses in each year since our formation. Our net losses amounted to $832,000 in 1999, $1,043,000 in 2000, $1,593,000 in 2001, $1,196,000 in 2002 and $1,963,000 for the period ended September 30, 2003, a nine-month transition period due to a change in fiscal year end from December 31 to September 30. Since our revenues are primarily dependent upon the receipt of large orders from the military and other governmental organizations, which orders are sporadic and unpredictable, our revenues fluctuate significantly from quarter to quarter and from year to year. No assurance can be given that we will generate sales at any specific levels or that any additional sales that may be generated will result in the profitability or viability of this company.
The loss of any one of our major customers would have an adverse effect on our revenue.
     We are dependent on a few large customers. For the fiscal years ended September 30, 2006 and 2005, sales to the U.S. Marine Corps represented 56% and 69% of our total sales, respectively. Accordingly, the loss of the U.S. Marine Corps as a customer could have a material adverse impact on the results of our operations and on our financial condition. We currently do not have any long-term purchase commitments from the U.S. military or any other customer. No assurance can be given that our existing customers will continue to purchase our products or that we will receive similar orders from other customers.
     Most of our NightHunter illumination products that we have recently sold and shipped have been shipped to military forces operating in, or related to, the currently on-going military operations in Afghanistan and Iraq. While we believe that we would have received orders from the U.S. military even without the recent military activity in Afghanistan and Iraq, the events in Afghanistan and Iraq have affected the amount of our recent sales and the timing of the delivery of the products ordered by the military. The withdrawal of U.S. forces from these regions, or any other reduction in the military’s need for our illumination products, may in the future reduce the demand for our products by such military forces.

The loss of our contracts with U.S. government agencies would adversely affect our revenue.
     To date, substantially all of our sales have been derived from sales to military and security organizations, such as the U.S. military, the U.S. Border Patrol, and various other governmental law enforcement agencies. There are certain considerations and limitations inherent in sales to governmental or municipal entities such as budgetary constraints, timing of procurement, political considerations, and listing requirements that are beyond our control and could affect our future sales. We may be unable to achieve our targeted sales objectives to these governmental and municipal entities, and we may be unable to generate any material sales to these entities in the future.
Potential customers may prefer our competitors’ technology and products.
     The ultra-high intensity lighting industry, in which we operate, is characterized by mature products and established industry participants. We compete with other providers of specialized lights in the United States and abroad who have created or are developing technologies and products that are similar to the products we are selling to many of the same purchasers in our targeted markets. Although we believe that our competitors do not offer products as advanced as ours, competition from these companies is intense. Because we are currently a small company with a limited marketing budget, our ability to compete effectively will depend on the benefits of our technology and on our patents. Potential customers may not select our technology over that of a competitor, and a competitor may market a competing technology with operating characteristics similar to those owned by us.
     Our products could be rendered obsolete or uneconomical by the introduction and market acceptance of competing products, technological advances by current or potential competitors, or other approaches. If such a development were to occur, we might be required to reduce our prices in order to remain competitive and these lower prices could affect our profitability. We compete on the basis of a number of factors in areas in which we have limited experience, including marketing to the military and governmental agencies, and customer service and support. We may be unable to compete successfully against current or future competitors.

The loss of any of our key personnel could adversely affect our business.
     We depend on the efforts of our senior management, particularly Alan P. Magerman, our Chairman of the Board, Richard J. Naughton, our Chief Executive Officer, and Jeffery P. Kennedy, our Chief Operating Officer and President. The loss of the services of one or more of these individuals could delay or prevent us from achieving our objectives.
The interests of our current stockholders will be diluted if we seek additional equity financing in the future, and any debt financing that we seek in the future will expose us to the risk of default and insolvency.
     We are dependent on our ability to obtain sales orders and/or additional equity or debt financing to continue to support planned operations and satisfy obligations. Our marketing activity has been intensified and management remains optimistic about our growth opportunity. However, due to the nature of our business, we may not receive new orders during the quarters that we expect them. Although management believes it can obtain additional financing, there is no certainty that it can. Any equity financing may involve dilution of the interests of our current stockholders, and any debt financing would subject us to the risks associated with leverage, including the possible risk of default and insolvency.
We are subject to government regulation which may require us to obtain additional licenses and could limit our ability to sell our products outside the United States.
     The sale of certain of our products outside the United States is subject to compliance with the United States Export Administration Regulations. Compliance with government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. The need to obtain licenses could limit or impede our ability to ship to certain foreign markets. Although we currently hold the required export licenses, laws and regulations enacted in the future could impact our ability to generate revenues from the sale of our products outside the United States, which could have a material adverse effect on our business, financial condition and results of operations.
We may experience production delays if suppliers fail to deliver materials to us, which could reduce our revenue.
     The manufacturing process for our products consists primarily of the assembly of purchased components. Although we can obtain materials and components from different suppliers, we rely on certain suppliers for our components. If a supplier should cease to deliver these components, this could result in added cost and manufacturing delays and have an adverse effect on our business.
Our operations involve evolving products and technological change, which could make our products obsolete.
     Ultra-high intensity portable illumination products are continuously evolving and are subject to technological change. Our ability to maintain a competitive advantage and build our business requires us to consistently invest in research and development. Many of the companies that currently compete in the portable illumination market, or that may in the future compete with us in our market, may have greater capital resources, research and development staffs, facilities and field trial experience than we have. Our products could be rendered obsolete by the introduction and market acceptance of competing products, technological advances by current or potential competitors, or other approaches.

We may not have adequate protection of our intellectual property, which could result in a reduction in our revenue if our competitors are able to use our intellectual property or if we lose our rights to the NighthunterII or SuperVision patent application.
     We own the rights to eight patents (or allowed patent applications) and five patent pending applications relating to the design and configuration of our xenon illumination technology and digital lowlight viewing. There is no assurance, however, that our patents will provide competitive advantages for our products or that our patents will not be successfully challenged or circumvented by our competitors. No assurance can be given that our pending patent applications will ultimately be issued or provide patent protection for improvements to our base technology. While we believe that our patent rights are valid, we cannot be sure that our products or technologies do not infringe on other patents or intellectual property or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents or to redesign our products to avoid infringement. In addition, many of the processes of our products that we deem significant are not protected by patents or pending patent applications.
     We regard portions of the designs and technologies incorporated into our products as proprietary, and we attempt to protect them with a combination of patent, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to otherwise obtain and use to our detriment information that we regard as proprietary. There is no assurance that the agreements we have entered into with employees or third parties to maintain the confidentiality of our confidential or proprietary information will effectively prevent disclosure of our confidential information or provide meaningful protection for our proprietary information or that our confidential or proprietary information will not be independently used by our competitors.
Although the Company is currently introducing SuperVision, historically we have only has a single line of products and any delay in our ability to market, sell or ship any of these products would adversely affect our revenue.
     Prior to 2007, all of our revenues have been generated from the sales of our three NightHunter illumination system products (the NightHunter, NightHunterII and NightHunterEXT) and related accessories. Other than the three NightHunter models, we did not market any other products until 2007. While we are currently developing other products, we will be dependent upon our NightHunter line of products until such time, if ever, that we develop or acquire other products. The profitability and viability of our company is dependent upon our continued ability to sell, manufacture and ship our SuperVision and three illumination models, particularly the NightHunterII illumination system, and any delay or interruption in our ability to market, sell, or ship our NightHunter illumination systems and related accessories will have a material adverse affect on our business and financial condition.
     Our future growth and profitability will also depend on our ability to both successfully commercialize NightHunter and commercially release SuperVision and other products. If we are unable to create a demand for SuperVision and other products, the future of this company will depend on the commercial success of our existing three NightHunter products.

Because we depend on a single manufacturer to make our NightHunterII products, any failure by the manufacturer to honor its obligations to us will impair our ability to deliver our products to customers.
     In January 2003, we entered into a three-year manufacturing agreement, which thereafter automatically renews on an annual basis, with PerkinElmer, a global provider of products and services to, among others, the optoelectronics industries, for the manufacture of NightHunterII products. In the absence of termination notification by either party, the agreement will automatically renew for twelve- month terms.
     Under this agreement, PerkinElmer is the sole and exclusive manufacturer of the NightHunterII products, and we are not permitted to engage any other manufacturer. In addition, PerkinElmer is responsible for testing, packaging, maintaining product inventories, and shipping the NightHunterII products directly to our customers. Accordingly, we are dependent upon PerkinElmer for the manufacture and delivery of our principal product, the NightHunterII. To date, as a small company with limited resources, our arrangement with PerkinElmer has provided us with the manufacturing, packaging and shipping expertise normally available only to larger firms. However, should PerkinElmer for any reason in the future be unable or unwilling to fully live up to its obligations under our manufacturing agreement, we would lose the ability to manufacture and deliver our principal product until PerkinElmer recommences manufacturing, or until we obtain an alternate manufacturer. While we believe that we could replace PerkinElmer in such an event, any such event would adversely affect our operations and financial results during the period in which we transitioned to another manufacturer.
Risks Related to Our Common Stock
If securities or industry analysts do not publish research reports about our business or if they downgrade our stock, the price of our common stock could decline.
     Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. However, to our knowledge, no analysts either cover our company or the segment of the industry in which we operate. The lack of published reports by independent securities analysts could limit the interest in our common stock and negatively affect our stock price. We do not have any control over the research and reports these analysts publish or whether they will be published at all. If any analyst who does cover us downgrades our stock, our stock price would likely decline. If any analyst ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price to decline.

Anti-takeover provisions in our articles of incorporation could adversely affect the value of our common stock.
     Our articles of incorporation contain certain provisions that could impede a non-negotiated change in control. In particular, without stockholder approval we can issue up to 5,000,000 shares of preferred stock with rights and preferences determined by the board of directors. These provisions could make a hostile takeover or other non-negotiated change in control difficult, which takeover or change of control could be at a premium to the then-current stock price.
The future issuance of additional common stock or preferred stock could harm existing stockholders.
     We are currently authorized to issue up to 50,000,000 shares of common stock. To the extent that common shares are available for issuance, our board of directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered by this prospectus.
     We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. Such designation of new series of preferred stock may be made without stockholder approval and could create additional securities which would have dividend and liquidation preferences over our common stock. Preferred stockholders could adversely affect the rights of holders of common stock by:
•	exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

•	receiving preferences over the holders of common stock or surplus funds in the event of our dissolution or liquidation;

•	delaying, deferring or preventing a change in control of our company; and

•	discouraging bids for our common stock.
There has been, and may continue to be, significant volatility in our stock price and, as a result, you may be unable to sell your shares for more than your purchase price.
     Since we acquired Xenonics, Inc., the closing price of our shares of common stock on the Pink Sheets electronic trading system and subsequently on the OTC Bulletin Board and then on the American Stock Exchange has fluctuated from $1.27 per share to $11.25 per share. The future market price of our common stock may be affected by many factors and may continue to be subject to significant fluctuations in response to variations in our operating results and other factors such as investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, future financial condition and management.
We do not plan to pay any cash dividends on our common stock.
     We do not plan to pay any cash dividends on our common stock in the foreseeable future. Any decision to pay dividends is within the discretion of the board of directors and will depend upon our profitability at the time, cash available and other factors. As a result, there may never be any cash dividends or other distributions on our common stock.

The exercise of outstanding stock options and warrants would dilute the ownership interests of our existing stockholders and could cause our stock price to decline.
     There are currently outstanding stock options and warrants entitling the holders to purchase 5,168,168 shares of our common stock, including a number of options granted to directors, officers, employees and consultants that are subject to vesting conditions. These options and warrants have exercise prices ranging from $0.25 per share to $8.00 per share. It is likely that many of the holders of these options and warrants will exercise and sell shares of our common stock when the stock price exceeds their exercise price. Substantial option and warrant exercises and subsequent stock sales by our option and warrant holders would significantly dilute the ownership interests of our existing stockholders and could cause our stock price to decline.
Future sales of common stock by our existing stockholders and option and warrant holders could cause our stock price to decline.
     As of February 2, 2007, we had 18,264,175 outstanding shares of common stock. The 1,105,000 outstanding shares that are being registered for resale under this prospectus will be freely tradable without further registration under the Securities Act of 1933. An additional 1,382,500 shares of our common stock that are issuable upon the exercise of warrants are being registered for resale under this prospectus and will be freely tradable if they are acquired upon the exercise of the underlying warrants. We have filed a registration statement with the SEC for the resale of up to 2,845,000 shares of common stock that are issuable under our 2003 stock option plan and 2004 stock incentive plan, and the shares that are issued under our two plans will be freely tradable without further registration under the Securities Act. In addition to the shares that are registered for resale by this prospectus, approximately 14,561,905 shares of our common stock are “freely tradable” without further registration under the Securities Act. Furthermore, an additional 1,934,668 shares of our common stock that are issuable upon the exercise of warrants are subject to various registration rights.
     Approximately 2,597,270 of our outstanding shares are “restricted securities,” as that term is defined by Rule 144 under the Securities Act, and may be sold in the public market only if their resale is registered or if they qualify for an exemption from registration under the Securities Act. Approximately 1,994,722 of those outstanding restricted shares of our common stock are currently eligible for resale in the public market in accordance with the volume limitations and other restrictions of Rule 144. Furthermore, any shares of common stock that are held by our “affiliates,” as that term is defined in Rule 144, may be publicly sold only if the sale is registered under the Securities Act or if the sale is made in compliance with certain volume limitations and other restrictions imposed by Rule 144, regardless as to whether the issuance of such shares to our affiliates was registered under the Securities Act.
     The release into the public market of a large number of freely tradable shares (including those covered by this prospectus) and restricted securities that are eligible for public resale under Rule 144 could cause the market price of our common stock to decline. The perception among investors that these sales may occur could produce the same adverse effect on our market price.

FORWARD-LOOKING STATEMENTS
     This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.
     The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the exercise price of warrants to purchase common stock from certain of the selling stockholders upon the exercise of their warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. If all of such warrants are exercised, we will receive net proceeds of $2,949,750. We will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus, including legal and accounting fees.
SELLING STOCKHOLDERS
     The shares to be offered by the selling stockholders are “restricted securities” under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the American Stock Exchange or any other market on which our common stock may subsequently be listed.
     The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.
     No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

     The following table sets forth the beneficial ownership of the selling stockholders as of February 2, 2007.

	Beneficial Ownership			Beneficial Ownership
	Before Offering(1)			After Offering(1)
	Number of		Number of Shares	Number of
Selling stockholder	Shares	Percent	Being Offered	Shares	Percent
Gemini Master Fund (2)	1,600,000	8.48	1,600,000	-0-	–
Granite Financial Group(3)	160,000	*	160,000	-0-	–
Third Coast Marketing (4) (5)	500,000	2.66	500,000	-0-	–
Michael Dallo(5)	100,000	*	100,000	-0-	–
Eli Shapiro(6)	527,645	2.87	98,500	429,145	2.33
Leslie Raven(5)	24,000	*	24,000	-0-	–
Michael Brower	5,000	*	5,000	-0-	–

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days after February 2, 2007, are deemed to be outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	The Investment Manager of Gemini Master Fund, Ltd. is Gemini Strategies, LLC. The Managing Member of Gemini Strategies, LLC is Mr. Steven W. Winters. As such, Mr. Winters may be deemed beneficial owner of the shares; however, Mr. Winters disclaims beneficial ownership of such shares.. Includes 300,000 shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock and 300,000 shares issuable upon the exercise of currently unvested warrants to purchase shares of common stock.

(3)	Daniel J. Schreiber has voting and investment control of the securities held by Granite Financial Group, LLC. Includes 30,000 shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock and 30,000 shares issuable upon the exercise of currently unvested warrants to purchase shares of common stock.

(4)	Alexander London has voting and investment control of the warrants held by Third Coast Marketing, LLC.

(5)	Consists of shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

(6)	Includes 98,500 shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock and 50,000 shares issuable upon the exercise of currently exercisable options to purchase shares of common stock.
     Of the selling stockholders, the following had a material relationship with us or have held any officership or other position with us during the past three years:
     In September 2006, the Company and Third Coast Marketing entered into a Consulting Agreement where the Consultant has agreed to provide consulting services relating to (i) financial public relations; (ii) enhancing the Company’s visibility in the financial community, (iii) introducing the Company and its products to possible merger candidates; (iv) introducing the Company to financial institutions and other members of the investment community; and (v) assisting Company personnel in preparing presentation materials in connection with meetings and conferences involving the investment community. Third Coast Marketing received a warrant to purchase 500,000 shares of common stock as compensation.
     Eli Shapiro has been a director of Xenonics Holdings, Inc. since the acquisition of Xenonics, Inc. in July 2003.
     To our knowledge, no other selling stockholder or any of their affiliates has held any position or office with us, been employed by us, or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.
PLAN OF DISTRIBUTION
     The shares that the selling stockholders are offering under this prospectus consist of outstanding shares of our common stock and shares that are issuable upon the exercise of outstanding warrants. We are registering the shares on behalf of the selling stockholders. The purpose of this prospectus is to permit the selling stockholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling stockholder.
     We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of these shares. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
     When selling the shares of common stock over a public trading market, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:
•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver the shares to close out their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
     The selling stockholders may pay broker-dealer commissions, discounts or concessions. The selling stockholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In addition, the broker-dealer commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.
     In addition to selling their shares under this prospectus, the selling stockholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer.
     To comply with the securities laws of some states, if applicable, the shares may be sold in those states only through brokers or dealers. In addition, the shares may not be sold in some states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.
     If necessary, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as that term is defined in Regulation M) of our common stock, that person generally may not purchase common stock. The selling stockholders are subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.
DESCRIPTION OF CAPITAL STOCK
     We are authorized to issue 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. As of February 2, 2007 we had 18,264,175 shares of common stock issued and outstanding and no preferred stock issued and outstanding.
Common Stock
     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from legally available funds. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon the liquidation or dissolution of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.
Preferred Stock
     Under our articles of incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.
Transfer Agent
     Our transfer agent is Interwest Transfer Co., Inc., 1981 East 4800 South, Salt Lake City, Utah 84117; (801) 272-9294.
INDEMNIFICATION OF OFFICERS AND DIRECTORS
     Our articles of incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. Our bylaws provide that we will indemnify each person who serves at any time as a director or officer from and against any and all liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer, to the full extent allowed by Nevada law. The rights accruing to any person under our bylaws and articles of incorporation do not exclude any other right to which such person may be entitled under applicable law or pursuant to an agreement entered into with us.
     We have entered into indemnification agreements with all of our directors and with our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer. Under the indemnification agreements, we are obligated to indemnify each of these persons, to the full extent permitted by Nevada law and subject to certain exceptions specified in the indemnification agreements, against any and all expenses (including attorneys’ fees), judgments, damages, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by us or in our name against such indemnitee) to which the officer or director is made a party as a result of the fact that the indemnitee was a director, officer, employee or agent of this company. In addition, we have agreed to pay such costs or expenses as they are incurred and in advance of the final disposition of the action.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
     Troy & Gould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.
EXPERTS
     Our financial statements as of September 30, 2006 and for the twelve months ended September 30, 2006 and 2005 have been audited by Eisner LLP, an independent registered public accounting firm, which includes an explanatory paragraph about the ability of the Company to continue as a going concern, which is incorporated by reference into this prospectus. Such financial statements are incorporated by reference into this prospectus in reliance upon the report of Eisner LLP and upon the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with that act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the common stock offered under this prospectus. The registration statement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our common stock, you should review the registration statement and the exhibits filed with the registration statement.

INCORPORATION OF INFORMATION BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede that information.
     We incorporate by reference into this prospectus the following documents that we have filed, or will file, with the SEC:
•	Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 filed on December 15, 2006;

•	Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006 filed on February 14, 2007;

•	Our Current Reports on Form 8-K filed on October 5, 2006, November 30, 2006, December 14, 2006, February 7, 2007 and February 14, 2007, respectively;

•	The description of our common stock that is contained in our registration statement on Form 8-A filed on April 1, 2005 and any amendment or report filed for the purpose of updating such description; and

•	Each document that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering. Information in each filing will be deemed to be incorporated by reference as of the date we make the filing.
     You may request a copy of any of these filings from us at no cost by writing or calling our Corporate Secretary at the following address or telephone number: Xenonics Holdings, Inc.; 2236 Rutherford Road; Suite 123; Carlsbad, California 92008; (760) 438-4004.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     We estimate that expenses in connection with the distribution of the securities described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to such distribution.

SEC registration fee	$213.44
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Printing expenses	500
Transfer Agent Fees	-0-
Miscellaneous	500

Total	$16,213.44

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws provide that we will indemnify each person who serves at any time as a director or officer from and against any and all liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer to the full extent allowed by Nevada law. The rights accruing to any person under our Bylaws and Articles of Incorporation do not exclude any other right to which such person may be entitled under applicable law or pursuant to an agreement entered into with us.
     We have entered into indemnification agreements with all of our directors and with our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer. Under the indemnification agreements, we are obligated to indemnify each of these persons, to the full extent permitted by Nevada law and subject to certain exceptions specified in the indemnification agreements, against any and all expenses (including attorneys’ fees), judgments, damages, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by us or in our name against such indemnitee) to which the officer or director is made a party as a result of the fact that the indemnitee was a director, officer, employee or agent of our company. In addition, we have agreed to pay such costs or expenses as they are incurred and in advance of the final disposition of the action.
     Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorize a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents. Generally, under Nevada law, a corporation may indemnify officers, directors, employees and agents of a corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed civil, criminal, administrative or investigative proceeding (other than an action by or in the name of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Nevada Revised Statutes provide that, with respect to actions by or in the name of the corporation, officers, directors, employees and agents of a corporation may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no such indemnification may be made in respect of any claim as to which such person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. To the extent that an officer, director, employee or agent is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify such officer, director, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 16. EXHIBITS
     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit
Number	Description
2.1	Agreement and Plan of Reorganization between Xenonics, Inc. and Digital Home Theater Systems, Inc. dated July 23, 2003 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.1	Restated Articles of Incorporation of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

4.2	Bylaws of Xenonics Holdings, Inc., formerly known as Digital Home Theater Systems, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.4	Form of Warrant Certificate of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

Exhibit
Number	Description
4.5	Securities Purchase Agreement dated as of February 2, 2007 between Xenonics Holdings, Inc. and Gemini Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.6	Registration Rights Agreement dated as of February 2, 2007 between Xenonics Holdings, Inc. and Gemini Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.7	“A Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Gemini Master Fund, Ltd. for the purchase of 300,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.8	“B Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Gemini Master Fund, Ltd. for the purchase of 300,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.9	“A Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Granite Financial Group, Inc. for the purchase of 30,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.10	“B Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Granite Financial Group, Inc. for the purchase of 300,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

5.1	Opinion of Troy & Gould PC. (filed with this registration statement)

23.1	Consent of Eisner LLP (filed with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).
ITEM 17. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and
               (iii) To include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934 (the “Exchange Act”).
          (2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
          (4) That, for purposes of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
               (iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (d) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act to any purchaser and if the registration statement is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on March 1, 2007.

XENONICS HOLDINGS, INC.
By:	/s/ RICHARD J. NAUGHTON
Richard J. Naughton
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Richard J. Naughton as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Richard J. Naughton Richard J. Naughton	Chief Executive Officer and Director (principal executive officer)	March 1, 2007

/s/Alan P. Magerman Alan P. Magerman	Chairman of the Board and Director	March 1, 2007

/s/Jeffrey P. Kennedy Jeffrey P. Kennedy	Chief Operating Officer, President and Director	March 1, 2007

/s/ Donna G. Lee Donna G. Lee	Chief Financial Officer (principal financial officer and principal accounting officer)	March 1, 2007

Signature	Title	Date
/s/ Robert Buie	Director	March 1, 2007
Robert Buie

/s/ Robert E. Petersen	Director	March 1, 2007
Robert E. Petersen

/s/ Eli Shapiro	Director	March 1, 2007
Eli Shapiro

EXHIBIT INDEX
     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit
Number	Description
2.1	Agreement and Plan of Reorganization between Xenonics, Inc. and Digital Home Theater Systems, Inc. dated July 23, 2003 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.1	Restated Articles of Incorporation of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

4.2	Bylaws of Xenonics Holdings, Inc., formerly known as Digital Home Theater Systems, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.4	Form of Warrant Certificate of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on May 10, 2004).

4.5	Securities Purchase Agreement dated as of February 2, 2007 between Xenonics Holdings, Inc. and Gemini Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.6	Registration Rights Agreement dated as of February 2, 2007 between Xenonics Holdings, Inc. and Gemini Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.7	“A Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Gemini Master Fund, Ltd. for the purchase of 300,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.8	“B Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Gemini Master Fund, Ltd. for the purchase of 300,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.9	“A Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Granite Financial Group, Inc. for the purchase of 30,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

4.10	“B Warrant” dated February 2, 2007 issued by Xenonics Holdings, Inc. to Granite Financial Group, Inc. for the purchase of 300,000 shares of the common stock of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Xenonics Holdings, Inc. filed on February 7, 2007).

Exhibit
Number	Description
5.1	Opinion of Troy & Gould PC (filed with this registration statement).

23.1	Consent of Eisner LLP (filed with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).